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                                  EXHIBIT 10.15
                                  -------------


Integrated Transportation Network Group Inc.
205 West 39th Street, 16th Floor
New York, NY  10022
Attn:  Mr. Andrew Lee, President

Gentlemen

We are pleased to set out below, details of our proposal to organize and implement a program of trading market development to assist in developing liquidity and improving the trading performance of Integrated Transportation Network Group Inc. (`ITNG' or the Company)'s Nasd Bulletin Board listed shares. Subsequently, Orient will arrange a fund raising program for the Company to raise a total of up to US$15 million at a minimum of US$10.00 per share through private placement financing or secondary offering for a combination of old and/or new shares.


1.   OBJECTIVES

     (i) Facilitate the development of an efficient and active trading market (i.e. liquidity) in ITNG's stock, which is presently thinly traded and which we believe has a market price unrelated to the Company's fundamentals, through the continuous dissemination of reliable information about the Company.

     (ii) Through effective trading market development, improve the level of the Company's share price, ultimately to that commensurate with a reasonable price/earnings multiple.

     (iii) Assist the Company in its transition from the OTC Bulletin Board to the Amex.

     (iv) Capitalize on improved trading performance to tap additional equity based fund raising opportunities and to raise a total of up to US$15 million at a minimum of US$10.00 per share.


2.   PROPOSED METHOD

     (i)       TRADING MARKET DEVELOPMENT
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          a)             With the assistance from ITNG's management, research
               and analyze the present share structure of the Company, including exact size of public float, major shareholders and general shareholding `spread'.

          b) Brief selected institutional investors, broker dealers and equity fund managers on the Company, its fundamentals and


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               prospects and introduce at least 2 additional market makers to create sustained momentum and depth of trading liquidity.


          c) Ensure continuing reliable flow of information on the Company to ensure maximization of investor interest.

     (ii)      FUND RAISING
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               Depending on completion of the market liquidity development program (say 3 months), Orient will coordinate a private placement financing or arrange for an underwritten secondary offering for ITNG to expand its shareholder base and raise capital of up to a total of US$15 million at a minimum of US$10.00 per share to be completed by prior to the end of 1999.

               The services being rendered hereunder are mutually understood to be on a non-exclusive basis.

3.   COMPENSATION

     For its services with respect to the above, Orient will be entitled to receive the following:

     (i) A total of US$10,000 retainer fee payable on acceptance of the terms of this proposal by signing this agreement.

     (ii) 20,000 common shares of ITNG on signing of this agreement. ITNG to use best efforts to register shares on Form S-3 by September 30, 1999.

     (iii) Warrants to acquire 30,000 common shares of ITNG. Such warrants to have an exercise price of US$4.50 per share, exercisable any time on or before 31 December 2001 and with piggyback registration rights. Such warrants will become exercisable on completion of a period of 20 consecutive trading days during which the average bid price for the Company's stock remains at a minimum of US$8.00 and will continue to be exercisable only for so long as the average bid price of the Company's common stock during the twenty (20) trading days preceding the exercise notice is above US $8.00 per share.

     (iv) If ITNG receives capital from a source of capital introduced to ITNG by Orient and with which ITNG had no prior relationship, Orient will receive in full satisfaction of services rendered in introducing such source of capital, a fee of 4% of the amount raised, payable at time of closing of the financing program.

4.   EXPENSES

     In regard to the fund raising exercise for the Company, ITNG agrees to reimburse Orient for reasonable out of pocket expenses incurred in relation to this assignment, provided that Orient obtains written approval from ITNG prior to incurring such expense. Except


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     for the foregoing, ITNG shall have no obligation to reimburse any expenses incurred by Orient in connection with rendering services under this Agreement.

5.   CONFIDENTIALITY

     Orient agrees to keep all information regarding ITNG and its business or affairs which may known to Orient in connection with this Agreement or the performance of Orient's duties hereunder, strictly confidential and shall release such information only to parties authorized by ITNG. Orient further acknowledges that it may from time to time in the performance of services under this Agreement come into possession of information that could be deemed to be material non-public information and that the possession of such information will limit Orient's ability to buy and sell shares of ITNG.


6.   TERM

     This Agreement shall be for a term of twelve months, provided that this agreement may be terminated by either party upon thirty (30) days written notice.


7.   INDEMNIFICATION

     ITNG agrees to indemnify any hold harmless Orient and its affiliates from and against any and all losses, claims, damages and liabilities, , related to or arising out of any violation of law by ITNG in connection with this Agreement.

     Orient shall comply with all applicable laws in connection with rendering services hereunder and Orient agrees to indemnify and hold harmless ITNG and its affiliates from and against any and all losses, claims, damages and liabilities and expenses (including attorney's fees and costs), related to or arising out of any violation of law by Orient or its agents in connection with rendering services under this Agreement.


8.   GOVERNING LAW

     This Agreement shall be governed by United States Federal Laws as well as by the laws of the State of Delaware and the Parties shall submit to the jurisdiction thereof.


Yours faithfully

For and on behalf of                     Accepted for and on behalf of
Orient Financial Services Limited        Integrated Transportation Network Group
                                         Inc.


         /s/                                         /s/ Andrew Lee
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(Orient)                                             (ITNG)

Date:    3/12/99                                     Date:    3/12/99